Exhibit 4.20

FOSTER WHEELER LTD.

Certificate of Designation
of
Series B Convertible Preferred Shares

1.             Number and Description.  (a)  The Company’s preferred shares shall include a  series of [                  ]1 preferred shares, which shall be designated as its Series B Convertible Preferred Shares (the “Preferred Shares”), par value U.S.$1.00 per share.

(b)           All Preferred Shares shall be denominated in United States currency, and all payments and distributions thereon or with respect thereto shall be made in United States currency.  All references herein to “U.S.$”, “$” or “dollars” refer to United States currency.

(c)           Preferred Shares may be issued by the Company only on full payment of the consideration payable therefor, which shall be equal to at least the par value of U.S.$1.00 per share or such other par value of such Preferred Shares in effect at the time of issuance, so that all Preferred Shares shall be issued as fully paid.

2.             Issuance.  The Company may not increase or decrease the number of Preferred Shares designated as Preferred Shares and may not issue additional Preferred Shares after the date of first issuance of any Preferred Shares (except, the Company may issue up to [___] Preferred Shares (the “Warrant Shares”) upon exercise of the Warrants in accordance with their terms as described below) which shall be the date the Exchange Offer is consummated (the “Original Issue Date”) without obtaining the prior written consent of the Holders of three-quarters of the outstanding Preferred Shares, provided that, to the extent permitted under the Lock-up Agreement, the Company may issue additional Preferred Shares up to the full number of Preferred Shares designated in Section 1(a) less the number of potential Warrant Shares (as defined below) on the closing date of one subsequent offering period, if any (the “Subsequent Offering Period”) announced by the Company on the business day following the expiration date of the Exchange Offer pursuant to which Preferred Shares are first issued (the “Second Issue Date”).

3.             Conversion.   (a)  Subject to adjustment pursuant to Section 9, each Preferred Share will become convertible, at the option of the Holder, into Common Shares on a 1 (one) to [     ] basis (the “Conversion Ratio”) in the manner specified in this Section 3, subject to and effective immediately upon: (i) approval of the Par Value Reduction (as defined in Section 3(b)) by the Members, (ii) approval of the Increase of Capital (as defined in Section 3(b)) by the Members and (iii) approval of the Bonus Issue (as defined in Section 3(c)) by the Board of Directors, which approval shall be subject to the approval of the Par Value Reduction and Increase of Capital.

(b)           (i)            As soon as practicable after the Original Issue Date, the Board of Directors shall call a general meeting (the “General Meeting”) of all Members entitled to vote at a general meeting of the Company for the purpose of the Members considering, and, if thought

1 Includes Preferred Shares issuable upon exercise of the Warrants.

fit, effecting and approving (A) a pro rata reduction of the Share Capital of the Company from US$1.00 par value per share to US$0.01 par value per share and the transfer of the reduced amount of US$0.99 per issued share to the Company’s contributed surplus account (the “Par Value Reduction”), and (B) an increase in the authorized capital of the Company as reduced by the Par Value Reduction, from US$1,615,000, consisting of 160,000,000 Common Shares, par value US$0.01 each and 1,500,000 preferred shares, par value US$0.01 each (including the Preferred Shares) to US$[             ] by the creation of an additional [          ] Common Shares, par value US$0.01 each, or to such greater amount and number of Common Shares as may be necessary to ensure that the Company has sufficient authorized Common Shares (taking into account any outstanding warrants, options and similar rights for which Common Shares have been or may be separately reserved) to fully effect the Conversion of all of the Preferred Shares issued from time to time on the terms set forth in Section 3 hereof, as adjusted in accordance with Section 9 hereof, ranking pari passu in all respects with the existing Common Shares and having the rights and restrictions set out in the Bye-laws (the “Increase of Capital”) and

(ii)           The Company, at all times following the Increase of Capital, if any, shall reserve that number of Common Shares sufficient (taking into account any outstanding warrants, options and similar rights for which Common Shares have been or may be separately reserved) to allow the Conversion of all of the issued and outstanding Preferred Shares on such date.

(c)           (1)           On the date this Certificate of Designation is approved by the authority of the Board of Directors in final form, the Board of Directors shall resolve, in substantially the form of Exhibit “A” to this Certificate of Designation (the “Bonus Resolution”) and subject to the approval of the Par Value Reduction and the Increase of Capital by the Members, to bonus issue fully paid Common Shares to the Holders of the Preferred Shares, such Bonus Resolution to be effective [two Business Days after the Second Issue Date]/[on the Original Issue Date]2 (the “Bonus Issue”), in preference to and to the exclusion of the holders of Common Shares, by capitalizing an amount of [US$                ] standing to the credit of the share premium account of the Company (the “Capitalization”) to pay up the full nominal value of such number of Common Shares for each of the Preferred Shares or any fraction thereof as is equal to the Conversion Ratio less one, or with respect to any fractional Preferred Share, less such fraction (the “Bonus Issue Shares”), pursuant to Bye-law 64 and Section 40 of the Companies Act 1981 of Bermuda (the “Act”).  The issuance of Bonus Issue Shares to any Holder in respect of any Preferred Shares is subject to and conditional upon the Company having sufficient share premium (which shall be reserved in the Bonus Resolution) to fully effect the Capitalization and is further conditional upon the conversion of such Preferred Share(s) held by such Holder into Common Shares in accordance with this Section 3 (a “Conversion”) in each case.  Such Bonus Issue Shares may be issued to any one or more Holders in discrimination to and to the exclusion of any one or more other Holders who have not effected a Conversion of their Preferred Shares.  The Capitalization shall be effected and the Bonus Issue Shares shall be issued, in respect of each Preferred Share or fraction thereof, subject to and upon a Holder’s delivery to the Company of a Notice of Conversion in respect of such Preferred Share(s) or fraction thereof in accordance with Section 3(d).  The Company (i) shall not take any action that would impair, rescind or alter the

2 Select one, as appropriate.  The effective date will be determined at the Original Issue Date, after determining whether there will be a Subsequent Offering Period.

Bonus Resolution following its adoption as described in this paragraph (c)(1) and (ii) shall at all times after the Increase of Capital reserve that number of Common Shares (taking into account any outstanding warrants, options and similar rights for which Common Shares have been or may be separately reserved) sufficient to allow, and maintain sufficient share premium to fully effect, the Bonus Issue.

(2)           From time to time, if and when Warrant Shares are issued upon exercise of the Warrants, the Board of Directors shall resolve prior to delivery of such shares, in substantially the form of the Bonus Resolution (each such resolution, a “Warrant Bonus Resolution”) and subject to the approval of the Par Value Reduction and the Increase of Capital by the Members, to bonus issue fully paid Common Shares to the Holders of the Warrant Shares, each such Warrant Bonus Resolution to be effective as of its date (each a “Warrant Bonus Issue”), in preference to and to the exclusion of the holders of Common Shares and the Preferred Shares that are not Warrant Shares, by capitalizing an amount standing to the credit of the share premium account of the Company (each an “Additional Capitalization”) to pay up the full nominal value of such number of Common Shares for each of the Warrant Shares or any fraction thereof as is equal to the Conversion Ratio less one, or with respect to any fractional Warrant Share, less such fraction (the “Warrant Bonus Issue Shares”), pursuant to Bye-law 64 and Section 40 of the Act.  The issuance of Warrant Bonus Issue Shares to any Holder of Warrant Shares is subject to and conditional upon the Company having sufficient share premium (which shall be reserved in the Bonus Resolution) to fully effect the relevant Additional Capitalizations and is further conditional upon the Conversion of the Warrant Share(s) held by such Holder into Common Shares in accordance with this Section 3 in each case.  Such Warrant Bonus Issue Shares may be issued to any one or more Holders in discrimination to and to the exclusion of any one or more other Holders who have not effected a Conversion of their Preferred Shares, including, if applicable, their Warrant Shares.  Each Additional Capitalization shall be effected and the Warrant Bonus Issue Shares shall be issued, in respect of each Warrant Share or fraction thereof, subject to and upon a Holder’s delivery to the Company of a Notice of Conversion in respect of such Warrant Share(s) or fraction thereof in accordance with Section 3(d).  The Company (i) shall not take any action that would impair, rescind or alter any Warrant Bonus Resolution following its adoption as described in this paragraph (c)(2) and (ii) shall at all times after the Increase of Capital reserve that number of Common Shares (taking into account any outstanding warrants, options and similar rights for which Common Shares have been or may be separately reserved) sufficient to allow, and maintain sufficient share premium to fully effect, the Warrant Bonus Issue.

(d)           In order to effect a Conversion, a Holder shall deliver (via facsimile or otherwise) a copy of a fully executed Notice of Conversion, in the form attached hereto, to the Company at its principal office (Attention: Secretary). Upon receipt by the Company of a Notice of Conversion, the Company shall promptly send, via facsimile if possible, a confirmation to such Holder stating that the Notice of Conversion has been received and the name and telephone number of a contact person at the Company regarding the Conversion.

(e)           Upon receipt by the Company of the Notice of Conversion from a Holder and to effect a Conversion of the Holder’s Preferred Shares:

(i)            if the Conversion is of Warrant Shares, a Warrant Bonus Resolution shall be adopted by the Board of Directors in accordance with Section 3(c)(2) and the Warrant Bonus Issue Shares in respect of each Warrant Share or fractional Warrant Share being converted shall be issued to such Holder as an integral part of the Conversion, and the Additional Capitalization of the par value of such Warrant Bonus Issue Shares shall be effected in full and reflected in the Company’s records;

(ii)           if clause (i) does not apply, the Bonus Issue Shares in respect of each Preferred Share or fractional Preferred Share being converted shall be issued to such Holder as an integral part of the Conversion, and the Capitalization of the par value of such Bonus Issue Shares shall be effected in full and reflected in the Company’s records;

(iii)          simultaneously with and following upon the actions set forth in (i) and (ii) above, each Preferred Share or fraction thereof described in such Notice of Conversion will immediately cease to have the rights and restrictions of a Preferred Share or fraction thereof and each such Preferred Share will become one fully paid Common Share and each such fraction of a Preferred Share will become an equal fraction of a Common Share;

(iv)          the Company will reflect the Conversion in its Register of Members; and

(v)           the Company will pay all stamp and transfer taxes, if any, payable upon any Conversion provided, however, that (i) a Holder shall pay any such tax which is due because the Holder requests the Common Shares issuable in respect of its Preferred Shares upon a Conversion to be issued in a name other than the Holder’s name, and (ii) the Company (or the transfer agent) may refuse to issue Common Shares to be issued in a name other than the Holder’s name until it receives cash from the Holder in an amount sufficient to pay any tax referred to in (i) above.

(f)            Upon a Conversion of Preferred Shares pursuant to Section 3(e), the relevant Preferred Shares and/or fraction(s) thereof shall no longer be in existence.  Share certificates representing the converted Preferred Shares and/or fraction(s) thereof shall be deemed cancelled if not returned to the Company on or prior to the date of Conversion for cancellation; provided that a new certificate shall be issued by the Company for the Common Shares and/or fraction(s) thereof resulting from the Conversion if requested by a Holder.

4.             Ranking.  For so long as any of the Preferred Shares remain issued and outstanding the Company may authorize or issue any classes or series of shares ranking on a parity with or senior to the Preferred Shares as to dividends, distributions out of contributed surplus or distributions upon liquidation, winding-up and dissolution of the Company.

5.             Liquidation Preference and Rights.  (a)  Each Preferred Share shall have a liquidation preference of U.S.$0.01 per share (the “Liquidation Preference”).

(b)           In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company the Holders shall be entitled to be paid out of the assets of the Company available for distribution to its Members an amount in cash equal to the Liquidation Preference before any distribution shall be made or any assets distributed in respect of the Common Shares of the Company.  Thereafter, the Preferred Shares shall rank equally with the Common Shares and Holders shall share equally and ratably with holders of Common Shares in the assets, if any, remaining after the payment of all of the Company’s debts and liabilities as if each Preferred Share had been converted into Common Shares in accordance with the Conversion Ratio prior to such liquidation, dissolution or winding up, whether or not the Company has sufficient authorized capital to effect such conversion in accordance with the terms hereof.

6.             Rights to Dividends, Return of Capital.  (a) Holders are entitled to dividends as set forth in this Section 6, in each case subject to Section 54 of the Act.  Each Holder shall be entitled to receive, out of the funds of the Company legally available therefor, dividends, distributions of contributed surplus or any other distributions on the Preferred Shares on a pro rata basis if, as and when dividends are declared and paid, or distributions of contributed surplus or any other distributions are made, by the Board of Directors on the Common Shares, as though the Preferred Shares had been converted into Common Shares in accordance with the Conversion Ratio prior to the declaration and payment of such dividend or the making of such distribution, whether or not the Company has sufficient authorized capital to effect such conversion in accordance with the terms hereof.

                (b)           Notwithstanding any provision of the Act or the Bye-laws which would permit the Company to return or distribute share capital or other property of the Company to the holders of Common Shares, upon the Company’s return or distribution of any of its share capital or of any other property of the Company, in accordance with applicable law, to any holders of Common Shares, whether by way of a repurchase of Common Shares, a reduction of issued share capital, a bonus issue of shares (other than as described under Section 3 hereof) or otherwise (each such event a “Capital Distribution”) each Holder shall be entitled to receive a pro rata share of such Capital Distribution, as though the Preferred Shares had been converted into Common Shares in accordance with the Conversion Ratio prior to the Capital Distribution, whether or not the Company has sufficient authorized capital to effect such conversion in accordance with the terms hereof.

(c)           Without limiting the obligations of the Company under the Lock-up Agreement, within five Business Days following the Original Issue Date (i) the Board of Directors shall have increased the number of directors from seven to eight and, until the actions described in clause (iii) of this paragraph (c) have been taken, the Board of Directors shall not increase the number of directors to more than eight; (ii) three of the six incumbent independent directors shall have resigned; and (iii) the continuing members of the Board of Directors shall have nominated and appointed four directors proposed by the Holders who are party to the Lock-up Agreement that qualify as independent directors and are reasonably acceptable to the continuing members of the Board of Directors.  If the Company has failed to take any of the actions described in, or takes any action prohibited under, the first sentence of this paragraph, then on the sixth Business Day following the Original Issue Date, the Company shall declare and pay a dividend on the issued and outstanding

Preferred Shares in the aggregate amount of $2,500,000, in preference to and to the exclusion of the holders of the Common Shares.  Thereafter on each quarterly anniversary of the sixth Business Day following the Original Issue Date that occurs before the Preferred Shares have become optionally convertible, if the Company has not taken any of the actions described in, or takes any action prohibited under, clauses (i), (ii) and (iii) of the first sentence of this paragraph, then the Company shall declare and pay a dividend on the issued and outstanding Preferred Shares in the aggregate amount of $2,500,000, in preference to and to the exclusion of the holders of the Common Shares.  Notwithstanding the foregoing, the Company shall not be required to declare or pay any dividend under this paragraph unless the Holders who were party to the Lock-up Agreement have delivered to the Company the names and resumes of no less than seven potential nominees that are in each case independent of management and are reasonably expected to be reasonably acceptable to the continuing members of the Board on or before the date that is two weeks prior to the date such dividends would have otherwise been required to be declared and paid.

(d)           Without limiting the obligations of the Company under the Lock-up Agreement, as soon as practicable following the Original Issue Date and in any event no later than thirty calendar days thereafter, the Company will file a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) regarding meetings of its shareholders in order to recommend adoption and approval of the following actions: (A) to authorize a reverse split (i.e., consolidation) of its issued and outstanding Common Shares on a one-to-twenty basis; provided that such reverse split shall be effective subject to and following the votes of the Members on the matters set forth in clauses (B) and (C) hereof, (B) to approve the Par Value Reduction and (C) to increase its authorized capital sufficient to allow conversion of the Preferred Shares hereunder (taking into account any outstanding warrants, options and similar rights for which Common Shares have been or may be separately reserved).  If the Company has failed to file such proxy statement, then on the thirty-first day following the Original Issue Date, the Company shall declare and pay a dividend on the issued and outstanding Preferred Shares in the aggregate amount of $1,000,000, in preference to and to the exclusion of the holders of the Common Shares.  Thereafter on each quarterly anniversary of the thirty-first day following the Original Issue Date, if the Company has not filed such proxy statement, then the Company shall declare and pay a dividend on the issued and outstanding Preferred Shares in the aggregate amount of $1,000,000, in preference to and to the exclusion of the holders of the Common Shares.

(e)           Without limiting the obligations of the Company under the Lock-up Agreement, the Company will mail the proxy statement described in paragraph (d) above within five  Business Days following the date that the SEC clears such proxy to be mailed.  If the Company has failed to take the action described in the first sentence of this paragraph, then on the sixth day following such clearance date, the Company shall declare and pay a dividend on the issued and outstanding Preferred Shares in the aggregate amount of $1,000,000, in preference to and to the exclusion of the holders of the Common Shares.  Thereafter on each quarterly anniversary of the sixth day following such clearance date, if the Company has not mailed such proxy, then the Company shall declare and pay a dividend on the issued and outstanding Preferred Shares in the aggregate amount of $1,000,000, in preference to and to the exclusion of the holders of the Common Shares.

                (f)            Without limiting the obligations of the Company under the Lock-up Agreement, the Company will convene meetings of its shareholders to approve the actions described in clauses (A), (B) and (C) of paragraph (d) above on or prior to November 30, 2004.  If the Company has failed to take the action described in the first sentence of this paragraph, then on December 1, 2004, the Company shall declare and pay a dividend on the issued and outstanding Preferred Shares in the aggregate amount of $2,500,000, in preference to and to the exclusion of the holders of the Common Shares.  Thereafter on each quarterly anniversary of December 1, if the Company has not taken the action described in the first sentence of this paragraph, then the Company shall declare and pay a dividend on the issued and outstanding Preferred Shares in the amount of $2,500,000, in preference to and to the exclusion of the holders of the Common Shares.

(g)           Without limiting the obligations of the Company under the Lock-up Agreement, the Company has agreed that it will use its commercially reasonable best efforts to (i) list the Common Shares on the New York Stock Exchange or the NASDAQ Stock Market as promptly as practicable; provided that the Company shall not be obliged to apply for such listing until such time as it reasonably believes it meets the applicable listing criteria, (ii) to cooperate to the extent allowed by applicable laws or rules in facilitating the quotation of the Preferred Shares on the OTC Bulletin Board or, at such time as the Company meets the applicable listing criteria, to list the Preferred Shares on the New York Stock Exchange or the NASDAQ Stock Market; provided that the Company shall not be obligated to apply for such listing until such time as it reasonably believes it meets the applicable listing criteria and (iii) to cooperate to the extent allowed by applicable laws or rules in facilitating the quotation of the Warrants on the OTC Bulletin Board or, at such time as the Company meets the applicable listing criteria, to list the Warrants on the New York Stock Exchange or the NASDAQ Stock Market; provided that the Company shall not be obligated to apply for such listing until such time as it reasonably believes it meets the applicable listing criteria, in each case as promptly as practicable if the Preferred Shares do not become convertible on or prior to November 30, 2004, provided that, after the Preferred Shares have become convertible, the Company will not apply to list, and if listed, will use its reasonable best efforts (which in any event shall include any action within the Company’s control) to promptly delist, the Preferred Shares.  If the Company has failed to use its commercially reasonable best efforts to take such actions as may be required under clause (i) of the first sentence of this paragraph, or to cooperate under clauses (ii) or (iii) of the first sentence of this paragraph as it relates to listing but not the delisting of the Preferred Shares, then on the 30th Business Day following the receipt of notice of such failure from the holders of 25% of the Preferred Shares outstanding, if such failure shall not have been cured prior to such date, the Company shall declare and pay a dividend on the issued and outstanding Preferred Shares in the aggregate amount of $1,000,000, in preference to and to the exclusion of the holders of the Common Shares.  Thereafter on each quarterly anniversary of the first such payment date, if the Company has not used its commercially reasonable best efforts to take such actions as may be required under clause (i) of the first sentence of this paragraph, or to cooperate under clauses (ii) or (iii) of the first sentence of this paragraph, then the Company shall declare and pay a dividend on the issued and outstanding Preferred Shares in the aggregate amount of $1,000,000, in preference to and to the exclusion of the holders of the Common Shares.

(h)           Without limiting the obligations of the Company under the Lock-up Agreement, the Company has agreed that it will take all steps necessary to adopt the appropriate amendments to its organizational documents to effect the actions described in the first sentence of paragraph (d) of this Section 6, including (A) adopting board resolutions recommending such actions, (B) distributing timely notice of such meetings to its shareholders, (C) complying with applicable proxy solicitation requirements as soon as practicable, (D) if a quorum is not present on a scheduled date of any such meeting, postponing and reconvening such meeting at least twice and (E) with respect to the action described in clause (A) of paragraph (d), duly convening and holding a separate general meeting of the holders of Common Shares.  If the Company has failed to take such actions as may be required under the first sentence of this paragraph, then on the 30th Business Day following receipt of notice of such failure from the holders of 25% of the Preferred Shares outstanding, if such failure shall not have been cured prior to such date, the Company shall declare and pay a dividend on the issued and outstanding Preferred Shares in the aggregate amount of $1,000,000, in preference to and to the exclusion of the holders of the Common Shares.  Thereafter, on each quarterly anniversary of the first such payment date, if the Company has failed to take such action as may be required under the first sentence of this paragraph, then subject to Section 54 of the Act, the Company shall declare and pay a dividend on the issued and outstanding Preferred Shares in the aggregate amount of $1,000,000, in preference to and to the exclusion of the holders of the Common Shares.

(i)            Without limiting the obligations of the Company under the Lock-up Agreement and pursuant to Section 3(c) hereof, the Board of Directors is required (i) to adopt the Bonus Resolution on the date this Certificate of Designation is approved in final form, with effect [two Business Days after the Second Issue Date]/[on the Original Issue Date] and (ii) following its adoption, the Company is required (x) to refrain from taking any action to impair, rescind or alter the Bonus Resolution following its adoption in accordance with Section 3(c) and (y) to at all times after the Increase of Capital reserve that number of Common Shares (taking into account any outstanding warrants, options and similar rights for which Common Shares have been or may be separately reserved) sufficient to allow, and maintain sufficient share premium to effect, the Bonus Issue.  If the Board of Directors has failed to take the action described in clause (i), or if the Company has failed to take or to refrain from taking, as the case may be, the actions described in clause (ii) of the first sentence of this paragraph, then on the sixth day following its failure, the Company shall declare and pay a dividend on the issued and outstanding Preferred Shares in the aggregate amount of $2,500,000, in preference to and to the exclusion of the holders of the Common Shares.  Thereafter on each quarterly anniversary of the first such payment date, if the Board of Directors has not taken the action described in clause (i) (or refrain from taking the action described in clause (ii)) of the first sentence of this paragraph, then the Company shall declare and pay a dividend on the issued and outstanding Preferred Shares in the aggregated amount of $2,500,000, in preference to and to the exclusion of the holders of the Common Shares.

(j)            All dividends payable under this Section shall be cumulative.  Without limiting any other rights of the Holders hereunder, or under the Lock-up Agreement (including, without limitation, the rights to receive dividends payable under this Section and the right under the Lock-up Agreement to be paid an amount equal to any dividends not paid as required under this Certificate of Designation), at law or otherwise, upon the default of the equivalent of six quarterly dividends on the Preferred Shares, the Holders may, voting as a class, elect at least two members of the Board of Directors at each Annual General Meeting of the Company, such right to continue until all dividends payable hereunder have been paid in full.

7.             Voting Rights.  (a)  Prior to the Preferred Shares becoming convertible, each Holder shall have the number of votes for each Preferred Share that such Holder would have if that Preferred Share had been converted into Common Shares in accordance with the Conversion Ratio, whether or not the Company has sufficient authorized capital to effect such conversion in accordance with the terms hereof.  Until the Preferred Shares have become convertible, the

Holders shall vote with the holders of Common Shares as a single class on all matters brought before the Members of the Company except as set forth herein or in the Bye-laws or as required under applicable law and, for greater certainty, shall be entitled to notice of and to attend and vote at all general meetings of the Company including, without limitation, the General Meeting.  If and when the Preferred Shares become convertible at each Holder’s option, they will cease to vote except as provided in paragraph (b) of this Section 7, or as required by Bermuda law and as set forth herein.

(b)           Any amendment, alteration or repeal of the terms of the Memorandum of Association, the Bye-laws, this Certificate of Designation or the Adopting Resolution or any change in the terms of the Preferred Shares, however effected (including by merger, amalgamation or scheme of arrangement or similar reorganization), in each case that would affect the powers, preferences or rights of the Preferred Shares will require the approval of Holders of at least three-fourths of the issued and outstanding Preferred Shares consenting or voting as a separate class.  This approval can be evidenced either by unanimous consent in writing or by a resolution passed at a special general meeting of the Holders at which a quorum consisting of at least two persons holding or representing one-third of the issued and outstanding Preferred Shares is present.

(c)           Notice of all general meetings of the Company at which the Holders are entitled to vote and of any special general meeting of the Holders shall be given by the Company to the Holders in accordance with the provisions of the Bye-laws relating to notice for general meetings and notice to Members.

8.             Redemption, Pre-emptive Rights and Sinking Fund.   Holders have no redemption, pre-emptive or sinking fund rights.

9.             Anti-Dilution.  The Conversion Ratio as set forth in Section 3 shall be subject to the following adjustments:

(a)           Share Splits; Subdivisions; Reverse Splits; Consolidations and Divisions; and Combinations.  If the issued and outstanding Common Shares are subdivided, split or reclassified into a greater number of Common Shares on or after the Original Issue Date, the Conversion Ratio in effect at the opening of business on the day following the day upon which such subdivision, split or reclassification becomes effective shall be proportionately increased.  Conversely, if the outstanding Common Shares shall be combined, consolidated and divided or reclassified into a smaller number of Common Shares, the Conversion Ratio in effect at the opening of business on the day following the day upon which such combination, consolidation and division or reclassification becomes effective shall be proportionately reduced.  Such increase or reduction, as the case may be, will become effective immediately after the opening of business on the day following the day upon such subdivision, split, reclassification or consolidation and division or combination becomes effective.  Without limiting the foregoing, the Conversion Ratio and the Bonus Issue for purposes of the Conversion of the Preferred Shares shall be adjusted in accordance with this Section 9 if the reverse split (i.e., consolidation) referred to in clause (A) of Section 6(d) is duly approved by the Members and the holders of the Common Shares of the Company in accordance with the Bye-laws and Bermuda law.

Notwithstanding anything to the contrary, no adjustment shall be made under this Section 9 in connection with the Par Value Reduction.

(b)           Reorganization Events.  In the event:

(i)            any consolidation, amalgamation or merger of the Company with or into another person or of another person with or into the Company; or

(ii)           any sale, transfer, lease or conveyance to another person of the assets of the Company as an entirety or substantially as an entirety; or

(iii)          any reclassification, reorganization or recapitalization (other than a reclassification to which paragraph (a) of this Section 9 applies),

(any of subsections (i) - (iii), a “Reorganization Event”), were to occur after the Original Issue Date, and pursuant to the terms of such Reorganization Event, shares or other securities, property or assets of the Company, the resulting company, successor or transferee or affiliate thereof, or the acquiror or affiliate thereof, or any other person, or cash are to be received by or distributed to the holders of Common Shares, then each Holder of Preferred Shares shall be entitled to receive the number of shares or other securities, property or assets of the Company, resulting company, successor or transferee or affiliate thereof, or the acquiror or affiliate thereof, or any other person, or cash received by or distributable upon or as a result of such Reorganization Event to a holder of the number of Common Shares into which such Preferred Shares are convertible at the Conversion Ratio applicable prior to such Reorganization Event whether or not the Company has sufficient authorized capital to effect such conversion in accordance with the terms hereof.

In the event of such a Reorganization Event, the person formed by consolidation or merger or resulting from amalgamation or the person that acquires the assets of the Company shall execute and deliver to the transfer agent for the Common Shares an agreement providing that the Holder of each Preferred Share that remains issued and outstanding after the Reorganization Event (if any) shall have the rights provided by this Section 9.  Such supplemental agreement shall provide for adjustments which, for events subsequent to the effective date of such supplemental agreement, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 9.  The above provisions of this subsection (b) shall similarly apply to successive Reorganization Events.

(c)           Notice of Adjustment.  Whenever the Conversion Ratio is adjusted in accordance with this Section 9, the Company shall: (i) forthwith compute the Conversion Ratio in accordance with this Section 9 and prepare and transmit to the transfer agent for the Common Shares an Officer’s Certificate setting forth the adjusted Conversion Ratio, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; and (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Ratio pursuant to this Section 9 (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), provide a written notice to the Holders of the occurrence of such event and a statement setting forth in reasonable detail the method by which the adjustment to the Conversion Ratio was determined and setting forth the adjusted Conversion Ratio.

10.                               Definitions; Construction.

(a)           Definitions.  The following terms, as used herein, have the following meanings:

“Act” has the meaning set forth in Section 3(c).

“Additional Capitalization” has the meaning set forth in Section 3(c).

“Adopting Resolution” means the resolution or resolutions of the Board of Directors adopting this Certificate of Designation.

“Board of Directors” has the same meaning as the definition of the Board set forth in Bye-law 1(1)(i) of the Bye-laws.

“Bonus Issue” has the meaning set forth in Section 3(c).

“Bonus Issue Shares” has the meaning set forth in Section 3(c).

“Bonus Resolution” has the meaning set forth in Section 3 (c).

“Business Day” means any day excluding Saturday, Sunday or any day that shall be a federal holiday, in the City of New York a legal holiday, or a day on which banking institutions are authorized or required by law or other governmental actions to close.

“Bye-laws” means the bye-laws of the Company as amended from time to time.

“Capital Distribution” has the meaning set forth in Section 6(b).

“Capitalization” has the meaning set forth in Section 3(c).

“Common Shares” means common shares of the Company, par value US$1.00 per share, or such other par value of such shares in effect at the time of issuance of such Common Shares.

“Company” means Foster Wheeler Ltd.

“Conversion” has the meaning set forth in Section 3(c).

“Conversion Ratio” has the meaning set forth in Section 3(a).

“Exchange Offer” has the meaning set forth in the Lock-up Agreement.

“General Meeting” has the meaning set forth in Section 3(b).

“Holder” means each person who is entered in the register of members of the Company as the holder of one or more Preferred Shares (including, if applicable, any issued and outstanding Warrant Shares).

“Increase of Capital” has the meaning set forth in Section 3(b).

“Liquidation Preference” has the meaning set forth in Section 5(a).

“Lock-up Agreement” means the Lock-up Agreement dated _________, 2004 among the Company, Foster Wheeler LLC, a Delaware limited liability company, and the security holders party thereto.

“Members” has the meaning set forth in Bye-law 1(1)(w) of the Bye-laws and includes the Holders.

“Memorandum of Association” means the Company’s memorandum of association, as amended from time to time.

“Notice of Conversion” shall mean a notice in the form annexed hereto.

“Officer’s Certificate” means a certificate executed by a duly appointed and authorized officer of the Company.

“Original Issue Date” has the meaning set forth in Section 2.

“Par Value Reduction” has the meaning set forth in Section 3(b).

“person” means an individual or a company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, government (or any agency or political subdivision thereof) or other entity of any kind.

“Preferred Shares” has the meaning set forth in Section 1.

“Reorganization Event” has the meaning set forth in Section 9(b).

“SEC” has the meaning set forth in Section 6(d).

“Second Issue Date” has the meaning set forth in Section 2.

“Share Capital” means all of the authorized common shares and preferred shares of the Company, whether or not issued.

“Share Premium Account” has the meaning set forth in Section 40(1) of the Act.

“Subsequent Offering Period” has the meaning set forth in Section 2.

“Warrant Bonus Issue” has the meaning set forth in Section 3(c).

“Warrant Bonus Issue Shares” has the meaning set forth in Section 3(c).

“Warrant Bonus Resolution” has the meaning set forth in Section 3(c).

“Warrants” means the warrants issued under the Warrant Agreement dated as of _______ between the Company and Mellon Investor Services LLC, as Warrant Agent, and the options issued to management of the Company under the Company’s 2004 Stock Option Plan, in each case in connection with the Exchange Offer.

“Warrant Shares” has the meaning set forth in Section 2.

(b)           Rules of Construction.  The definitions in Section 10 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  References to “Sections” are references to Sections of this Certificate of Designation unless otherwise stated.

(c)           References.  Unless the context shall otherwise require, all references herein to (i) persons include their respective permitted successors and assigns or, in the case of governmental persons, persons succeeding to the relevant functions of such persons, (ii) agreements and other contractual instruments include subsequent amendments, assignments and other modifications thereto to the date hereof and thereafter, but in the case of any amendment, assignment or modification after the date hereof, only to the extent such amendments, assignments or other modifications thereto are not prohibited by their terms, (iii) statutes and related regulations include any amendments of same and any successor statutes and regulations and (iv) time shall be deemed to be to New York City, New York, U.S.A. time.

11.          No Impairment.  The Company will not do any act or thing, whether by amendment of this Certificate of Designation or through any reorganization, recapitalization, transfer of assets, consolidation, merger or amalgamation, dissolution, issue or sale of securities or any other voluntary action, to avoid or to seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company.

12.          Bye-Laws.  This Certificate of Designation is adopted pursuant to Section 44(3) of the Bye-laws and shall be attached to and read in conjunction with the Bye-Laws.

13.          Register of Members.  The Company shall maintain a current register of members in which the Holders from time to time shall be entered in accordance with the Act.

ANNEX

NOTICE OF CONVERSION

(To be executed by the registered Holder in order to convert the
Series B Convertible Preferred Shares)

To:          Foster Wheeler Ltd.

                The undersigned hereby irrevocably elects to convert (the “Conversion”) ___________ Series B Convertible Preferred Shares of Foster Wheeler Ltd. (the “Company”) into common shares of the Company (the “Common Shares”), in accordance with the provisions of the Certificate of Designation of Series B Convertible Preferred Shares, as of the date such notice is delivered to the Company or such later date as is written below.  If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto.

It is understood that each holder of a Preferred Share (or fraction thereof) will receive that number of Common Shares and/ or fraction(s) thereof equal to the Conversion Ratio, as adjusted in accordance with Section 9 of the Certificate of Designation, and if not, this Notice of Conversion shall not be effective.

Except as provided below, the Company shall electronically issue the Common Shares and/ or fraction(s) thereof issuable pursuant to the Conversion to the account of the undersigned or its nominee (which is ____________) with DTC through its Deposit Withdrawal Agent Commission System (“DTC Transfer”).

☐            In lieu of receiving the Common Shares and/ or fraction(s) thereof issuable pursuant to the Conversion by way of DTC Transfer, the undersigned hereby requests that the Company issue the Common Shares and/ or fraction(s) thereof to the undersigned and deliver to the undersigned physical certificates representing such Common Shares and/ or fraction(s) thereof.

Date of Conversion:

Signature:

Name:

Address:

Exhibit “A”

FORM OF

FOSTER WHEELER LTD.

UNANIMOUS WRITTEN CONSENT OF THE BOARD OF DIRECTORS3

The Undersigned, being all of the members of the Board of Directors (the “Board”) of Foster Wheeler Ltd., a company incorporated and existing under the laws of Bermuda (the “Company”), hereby consent to and unanimously adopt the following resolutions and hereby direct that this Unanimous Written Consent be filed with the minutes of the proceedings of the Board.

W H E R E A S:

1.                                       The Company has undertaken an exchange offer (the “Exchange Offer”) as described in Registration Statements filed on Form S-4 (the “Registration Statement”) dated [                                                             ] 2004, approved by the Board and filed by the Company and certain of its subsidiaries with the US Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended and declared effective by the SEC on [              ], 2004.

2.                                       Pursuant to the terms of the Exchange Offer, inter alia, the Company has designated a series of its preferred shares as Series B Convertible Preferred Shares, the terms of which (the “Terms”) are set forth in the form of Certificate of Designation (the “Certificate of Designation”) filed as Exhibit 4.20 to the Registration Statement (the “Preferred Shares” which term includes any fraction of such a share) and the Company has issued [                           ] of the Preferred Shares and Warrants (as defined in the Certificate of Designation) to purchase ___ of the Preferred Shares.

3.                                       The Terms require the Company to: (i) convene a general meeting of its shareholders in order to (A) reduce its authorized capital in respect of each share, whether or not issued, from US$1.00 to US$0.01 per share and transfer the reduced amount of US$0.99 per issued share to its contributed surplus account (the “Par Value Reduction”) and (B) increase its authorized capital to include at least [                     ] additional US$0.01 par value common shares of the Company (the “Increase of Capital”); and (ii) subject to the Par Value Reduction and the Increase of Capital, to approve the Bonus Issue (as defined below).

4.                                       In accordance with the Terms and subject to the Par Value Reduction and the Increase of Capital, effective [two Business Days (as defined in the Certificate of Designation) following the Second Issue Date]/[on the Original Issue Date (as defined in the

3 Note the Warrant Bonus Resolution will omit the unnecessary portions of this form of resolution, as appropriate.

Certificate of Designation)] (the “Effective Date”), the Board desires to bonus issue fully paid common shares of the Company to the holders of the issued and outstanding Preferred Shares (the “Holders”) following the Par Value Reduction and the Increase of Capital (the “Bonus Issue”), by capitalizing an amount standing to the credit of the share premium account of the Company (the “Capitalization”) sufficient to pay up the full nominal value of that number of common shares of US$.01 par value each of the Company issuable upon conversion of Preferred Shares in accordance with the Conversion Ratio (as defined in the Certificate of Designation) less one, or with respect to any fractional Preferred Share, less such fraction, for each of the Preferred Shares (the “Bonus Issue Shares”), pursuant to Bye-law 64 of the Bye-laws of the Company and Section 40 of the Companies Act 1981 of Bermuda (the “Act”), the Bonus Issue Shares to be issued, in the case of each Preferred Share, to the Holder subject to and upon such Holder’s delivery to the Company of a Notice of Conversion (as defined in the Certificate of Designation) in respect of such Preferred Share(s) in accordance with the Terms and for the purpose of a Conversion (as defined in the Certificate of Designation) of such Preferred Share(s).

5.                                       The issuance of the Bonus Issue Shares shall be subject to and conditional upon the Conversion of the Preferred Shares by the Holder in each case, and the Bonus Issue Shares may be issued to any one or more Holders, on Conversion (as defined in the Certificate of Designation) of the Preferred Shares of such Holder, in discrimination to and to the exclusion of any one or more other Holders who have not effected such Conversion of their Preferred Shares.  The Bonus Issue shall be made to the Holders in preference to and to the exclusion of the holders of common shares of the Company.

6.                                       The anti-dilution provisions set forth in Section 9 of the Certificate of Designation shall apply to the Bonus Issue Shares.

RESOLVED that:

1.               Subject to the Par Value Reduction and the Increase of Capital, which the Board hereby recommends, the Bonus Issue and the Capitalization be and are hereby approved with effect from the Effective Date, pursuant to which the Bonus Issue Shares will be issued to each Holder subject to and upon such Holder’s delivery to the Company of a Notice of Conversion (as defined in the Certificate of Designation) in respect of such Holder’s Preferred Share(s) in accordance with the Terms;

2.               the issuance of the Bonus Issue Shares is subject to and conditional upon the Conversion of the Preferred Shares in each case, and the Bonus Issue Shares shall be issued to any one or more Holders in discrimination to and to the exclusion of any one or more other Holders who have not effected such Conversion of their Preferred Shares, and the Bonus Issue shall be made to the Holders in preference to and to the exclusion of the holders of common shares of the Company;

3.               such amount standing to the credit of the share premium account of the Company as is sufficient to pay up the full nominal value of all Bonus Issue Shares and Warrant Bonus

Issue Shares (as defined in the Certificate of Designation) be and is hereby reserved for purposes of the Capitalization;

4.               subject to the Increase of Capital, that number of common shares of the Company equal to the Bonus Issue Shares plus that number of common shares of the Company issuable upon exercise of the Warrants (as defined in the Certificate of Designation) be and are hereby reserved for issuance as the Bonus Issue Shares and the Warrant Bonus Issue Shares, as applicable upon Conversion of the Preferred Shares in accordance with the Terms; and

5.               the anti-dilution provisions set forth in section 9 of the Certificate of Designation shall apply to the Bonus Issue Shares.